EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use, in the amended registration statement on Form SB-2/A of Tombstone Cards, Inc., of our report dated December 22, 2006 on our audits of the financial statements of Tombstone Cards, Inc. as of September 30, 2006 and December 31, 2005, and the related statement of operations, changes in shareholders' equity, and cash flows for the nine months ended September 30, 2006, the period from April 29, 2005 (inception) through December 31, 2005, and the period from April 29, 2005 (inception) through September 30, 2006, and the reference to us under the caption "Experts".


/s/Cordovano and Honeck, LLP
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Cordovano and Honeck, LLP
Englewood, Colorado

January 8, 2007